UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

February 13, 2009

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2515 McKinney Avenue, Suite 1200

Dallas, TX 75201

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 13, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Dean Foods Company (the “Company”) established objectives for 2009 short-term incentive payments payable in 2010 to the executive officers of the Company under the Company’s 2009 Short-Term Incentive Compensation Plans.

Short-term incentive payments for 2009 will consist of a combination of Company financial objectives, business unit objectives where appropriate, and individual objectives for each executive officer. The Committee determines the appropriate relative weight for each factor each year. Short-term incentive payments for 2009 will be based on the achievement of Company and business unit objectives for that portion of the target payment tied to financial objectives, and the Committee’s assessment of each executive officer’s performance in 2009 against their individual objectives for that portion of the target payment tied to individual objectives. The payout factor for the financial component of short-term incentive compensation for each executive officer ranges from zero to 200 percent of that officer’s target payment, depending on actual performance in 2009 against the financial objectives established by the Committee. The payout factor for the individual objective component of short-term incentive compensation for each executive officer ranges from zero to 150 percent of that officer’s target payment, depending on the officer’s performance in 2009 against the individual objectives established by the Committee. If the Company or business unit exceeds 100 percent of its respective financial objectives, then each executive officer’s individual objective payout factor is multiplied by the relevant financial payout factor, resulting in a maximum payout of 300 percent of the individual objective component of the officer’s short-term incentive compensation.

The key Company financial objectives for 2009 include growth in consolidated adjusted operating income and adjusted earnings per share. The key financial objectives for the Company’s business units include growth in operating income and net sales where appropriate. The individual objectives include the achievement of strategic goals based on his or her business unit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2009	DEAN FOODS COMPANY

	By:	/s/ Steven J. Kemps
Steven J. Kemps Executive Vice President and General Counsel